OPTEUM FINANCIAL SERVICES, LLC
COMPLETES $934.4 MILLION SECURITIZATION

VERO BEACH, Fla. (March 28, 2006)— Opteum Inc. (NYSE:OPX), a real estate investment trust (REIT) that operates an integrated mortgage-related securities investment portfolio and a mortgage origination platform, today announced that its wholly owned subsidiary, Opteum Financial Services, LLC, or OFS, has completed a securitization of $934.4 million of fixed- and adjustable-rate mortgages. The securitization was underwritten by Bear Stearns and UBS Investment Bank and represents the twelfth for OFS (six on the current OPMAC shelf and six on the predecessor HMAC shelf - OFS operated previously under the name of Homestar Mortgage Services, LLC). This transaction continues OFS’s strategy of originating and securitizing high quality mortgages through each of its three origination channels (retail, wholesale and conduit), which operate in 44 states throughout the U.S. Details of the offering will be available on Bloomberg under OPMAC 2006-1.

Key metrics of the mortgage loan portfolio collateralizing the securitization include:

Unpaid principal balance	$934,441,048
Number of loans	3,062
Average loan balance	$305,173
Weighted-average coupon rate	6.429%
Weighted-average lifetime mortgage rate	9.389%
Weighted-average original term, in months	357.85
Weighted-average remaining term, in months	355.00
Weighted-average loan-to-value ratio (LTV)	72.53%
Weighted-average FICO score	704
Top five geographic concentrations (% exposure):
California	62.36%
Georgia	10.51%
New Jersey	6.70%
New York	4.42%
Florida	4.20%
Occupancy status:
Owner occupied	89.32%
Second home	2.72%
Investor	7.96%
Property type:
Single-family	85.34%
Condominium	8.15%
Other residential	6.51%

Opteum Inc. is a real estate investment trust (REIT), which operates an integrated mortgage-related investment portfolio and a mortgage origination platform. The REIT invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. Opteum’s mortgage origination platform, Opteum Financial Services, originates, buys, sells, and services residential mortgages from 35 offices throughout the United States and operates as a taxable REIT subsidiary, OFS.

This news release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences are described in the periodic filings of Opteum Inc. with the Securities and Exchange Commission, including Opteum Inc.’s Registration Statement on Form S-11. Opteum Inc. assumes no obligation to update forward-looking information to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking information.

Contact: Robert E. Cauley
Chief Financial Officer
(772) 231-1400
www.opteum.com